EXHIBIT 99.1

CB Financial Services, Inc. Announces Second Quarter 2016 Results

CARMICHAELS, Pa., July 27, 2016 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”), today announced net income of $1.9 million for the three months ended June 30, 2016 compared to $2.2 million for the three months ended June 30, 2015, a decrease of $302,000, or 13.5%. Earnings per share (basic and diluted) decreased $0.07, or 12.7%, to $0.48 for the three months ended June 30, 2016 compared to $0.55 for the three months ended June 30, 2015. Net income decreased $552,000, or 12.2%, to $4.0 million for the six months ended June 30, 2016 compared to $4.5 million for the six months ended June 30, 2015. Earnings per share (basic and diluted) decreased $0.13, or 11.7%, to $0.98 for the six months ended June 30, 2016 compared to $1.11 for the six months ended June 30, 2015. The quarterly results were largely impacted by a decrease of $436,000 in pre-tax income, primarily related to increases in non-interest expense.

“We are pleased to report on our second quarter results.  The Company had another strong quarter despite the challenges that community banks face in our local economy,” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer.  “The local coal industry has been curtailed and low natural gas prices have chilled the development of the Marcellus and Utica in our markets.  This, combined with its impact on loan demand and with regular increases in expenses, generated a return on average assets of 0.94% and 8.75% on average equity for the second quarter. While results have been moderately affected by these factors, we already detect a turn in the local economy and we expect to continue our strong performance.”  In April, the Bank enhanced its position on the American Banker’s Top 200 list of performing community banks in the nation based on our three year average return on equity. “This designation is a direct result of the Bank’s commitment to its customers and to yielding a strong shareholder return on investment,” said McCune.

STATEMENT OF INCOME REVIEW

Second Quarter Results

Net Interest Income.  Net interest income decreased $20,000, or 0.3%, to $7.2 million for the three months ended June 30, 2016 compared to $7.3 million for the three months ended June 30, 2015.

Interest and dividend income increased $11,000, or 0.1%, to $8.0 million for the three months ended June 30, 2016 compared to $7.9 million for the three months ended June 30, 2015. Despite a decrease of $989,000 in the average balance, interest income on taxable securities increased $82,000 due to an increase of 64 basis points in yield from new purchases and from higher yields on the remaining securities in the portfolio. Interest income on loans decreased $62,000 due to a decrease in average loans outstanding of $4.4 million primarily due to mortgage and installment loan payoffs. Interest income on securities exempt from federal tax decreased $8,000 due to deploying proceeds from security calls and maturities into purchasing securities exempt from federal tax in the current period. There was a decrease of $2.8 million in the average balance on securities exempt from federal tax, yet there was an increase of 15 basis points in yield as a result of purchasing securities with higher earning yields.

Interest expense increased $31,000, or 4.6%, to $702,000 for the three months ended June 30, 2016 compared to $671,000 for the three months ended June 30, 2015. Interest expense on other borrowed funds increased $65,000 primarily due to an increase in long-term borrowings resulting from the Bank laddering $13.0 million of FHLB borrowings in late 2015 to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits decreased $34,000 due to a decrease in average interest-bearing deposits of $15.1 million primarily due to deposit runoff. Decreases in average deposit balances and the Bank holding rates constant throughout 2016 resulted in the average cost of interest-bearing deposits decreasing 1 basis point, primarily related to the repricing of maturing certificates of deposit to lower rates.

Provision for Loan Losses.  The provision for loan losses was $300,000 for the three months ended June 30, 2016 compared to $375,000 for the three months ended June 30, 2015. Net charge-offs for the three months ended June 30, 2016 were $83,000, which included $120,000 of charge-offs on automobile loans, compared to $167,000 of net charge-offs for the three months ended June 30, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current quarter provision was necessary due to an increase in special mention loans, quarterly charge-offs and commercial and indirect auto loan growth.

Noninterest Income.  Noninterest income increased $62,000, or 3.4% to $1.9 million for the three months ended June 30, 2016 compared to $1.8 million for the three months ended June 30, 2015, primarily due to an increase in the net gains on the sales of residential mortgage loans of $213,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. This was compared to the prior period net losses on the sales of loans of $28,000 that the Company incurred mainly due to approximately $38.2 million of residential loans that were acquired in the merger with FedFirst Financial Corporation (the “merger”). In addition, net gains on the sales of investments increased $58,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. These increases were partially offset by a $194,000 decrease in insurance commissions from Exchange Underwriters due to reduced contingency fees received in the current period, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts decreased $19,000 primarily due to a first-year incentive for a check card brand change and an increase in check card fees from deposit accounts acquired in the merger recognized in the prior period.

Noninterest Expense.  Noninterest expense increased $553,000, or 10.0%, to $6.1 million for the three months ended June 30, 2016 compared to $5.5 million for the three months ended June 30, 2015. Other real estate owned expense increased $272,000 primarily due to income from the sales of other real estate owned properties in the prior period only. Other noninterest expense increased $114,000 primarily due to current period expenses related to non-employee stock options and restricted stock awards, and an increase in various miscellaneous expenses, such as supplies, charitable contributions and telephone expense. Salaries and employee benefits increased $98,000 primarily due to employee stock options and restricted stock awards expense as well as normal salary increases. Occupancy and equipment increased $11,000 and $33,000, respectively, primarily due to the opening of the Uniontown Business Center in the current period. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $38,000 due to an anticipated rate increase by the State of Pennsylvania. As of July 1, 2016, the PA shares tax rate of 0.95% has been ratified by the state legislature, becoming effective for tax years starting January 1, 2017. Advertising decreased $32,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters, partially offset by advertising initiatives to promote the Bank.

Income Tax Expense.  Income taxes decreased $134,000 to $790,000 for the three months ended June 30, 2016 compared to $924,000 for the three months ended June 30, 2015. The effective tax rate for the three months ended June 30, 2016 was 29.0% compared to 29.2% for the three months ended June 30, 2015. The decrease in income taxes was due to a decrease of $436,000 in net income before income tax expense. The decrease in the effective tax rate was related to an increase in tax-exempt yield in the current period.

Year-to-Date Results

Net Interest Income.  Net interest income decreased $56,000, or 0.4%, to $14.7 million and remained constant for the six months ended June 30, 2016 and June 30, 2015.

Interest and dividend income decreased $41,000, or 0.3%, to $16.1 million and remained constant for the six months ended June 30, 2016 and June 30, 2015. Other interest and dividend income decreased $121,000 primarily due to a decrease in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. As a result of receiving no special dividend in the current period and a decrease in short-term borrowings compared to the prior period, the Bank was required to hold less FHLB stock. Interest income on loans decreased $46,000 due to a decrease in average loans outstanding of $3.6 million primarily due to loan payoffs for mortgage and installment loans. Interest income on securities exempt from federal tax decreased $44,000 due to deploying proceeds from security calls and maturities into loan funding and liquidity needs the current period. There was a decrease of $3.3 million in the average balance on securities exempt from federal tax, yet there was an increase of 1 basis point in yield as a result of purchasing securities with higher earning yields. Despite a decrease of $3.3 million in average balance, interest income on taxable securities increased $164,000 due to an increase of 70 basis points in yield from new purchases and from higher yields on the remaining securities in the portfolio.

Interest expense increased $15,000, or 1.1%, to $1.4 million to remain constant for the six months ended June 30, 2016 and June 30, 2015. Non deposit interest expense on other borrowed funds increased $102,000, and an increase  in average other borrowed funds of $3.1 million. This was primarily due to the Bank laddering $15.0 million in short-term borrowings in the first quarter of 2015 and $13.0 million in short-term borrowings in late 2015 into a series of long-term FHLB borrowings to mitigate the Company’s interest rate risk in the event of rising interest rates. Interest expense on deposits decreased $71,000 due to a decrease in average interest-bearing deposits of $8.5 million primarily due to deposit runoff. The average cost of interest-bearing deposits decreased 2 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. In addition, short-term borrowings decreased $16,000 in the current period due to the laddering of FHLB long-term borrowings.

Provision for Loan Losses.  The provision for loan losses was $1.2 million for the six months ended June 30, 2016 compared to $675,000 provision for loan losses in the six months ended June 30, 2015. Net charge-offs for the six months ended June 30, 2016 were $450,000, which included $310,000 of charge-offs on automobile loans, compared to net charge-offs of $184,000 for the six months ended June 30, 2015. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current provision was necessary due to an increase in special mention loans, current period charge-offs and commercial and indirect auto loan growth.

Noninterest Income.  Noninterest income increased $83,000, or 2.3%, to $3.7 million for the six months ended June 30, 2016 compared to $3.6 million for the six months ended June 30, 2015 primarily due to an increase in the net gains on sales of residential mortgage loans of $266,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the MPF® programs. This offsets prior period losses on the sales of $38.2 million of residential loans that were acquired in the merger. In addition, net gains on the sales of investments increased $58,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. Other miscellaneous income increased $26,000 primarily due to an increase in the servicing income received from mortgage loans sold to the FHLB as part of the MPF® program and a decline in amortization on mortgage servicing rights related to loans sold to the FHLB. These increases were partially offset by a $253,000 decrease in insurance commissions from Exchange Underwriters due to reduced contingency fees received in the current period. Service fees on deposit accounts decreased $10,000 primarily due to a first-year incentive for a check card brand change and check card fees from deposit accounts acquired in the merger recognized in the prior period.

Noninterest Expense.  Noninterest expense increased $320,000, or 2.8%, to $11.6 million for the six months ended June 30, 2016 compared to $11.3 million for the six months ended June 30, 2015. Salaries and employee benefits increased $319,000, primarily due to additional employees as well as normal salary increases and employee stock options and restricted stock awards expense. Other noninterest expense increased $251,000 primarily due to an increase in various miscellaneous expenses, such as non-employee stock options and restricted stock awards, supplies, telephone, other losses attributable to debit card fraud losses and charitable contributions. Occupancy and equipment increased $14,000 and $50,000, respectively, primarily due to the opening of the Uniontown Business Center in the current period. PA shares tax, which is calculated based on the Bank’s stockholders’ equity, increased $57,000 due to the above mentioned rate increase by the State of Pennsylvania. Other real estate owned income was $535,000 in the current period compared to $242,000 in the prior period resulting in a decrease of $293,000 in expense. This change is primarily due to the $566,000 pre-tax gain recognized due to the foreclosure procedures on two commercial real estate loans that moved into other real estate owned properties in the first quarter of 2016. Advertising decreased $92,000 related to the termination of a cooperative marketing agreement at Exchange Underwriters, partially offset by advertising initiatives to promote the Bank.

Income Tax Expense.  Income taxes decreased $216,000 to $1.6 million for the six months ended June 30, 2016 compared to $1.9 million for the six months ended June 30, 2015. The effective tax rate for the six months ended June 30, 2016 was 29.3% compared to 29.1% for the six months ended June 30, 2015. The decrease in income taxes was due to a decrease of $768,000 in net income before income tax expense. The increase in the effective tax rate was due to a decrease in tax-exempt income.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets decreased $2.7 million, or 0.3%, to $828.0 million at June 30, 2016 compared to $830.7 million at December 31, 2015.

Investment securities classified as available-for-sale decreased $1.4 million, or 1.5%, to $94.4 million at June 30, 2016 compared to $95.9 million at December 31, 2015. This decrease was primarily the result of calls and maturities of U.S. government agencies and obligations of states and political subdivisions that were utilized to pay down short-term borrowings and were partially reinvested in U.S. government agencies and obligations of states and political subdivisions.

Loans, net, decreased $5.1 million, or 0.8%, to $671.8 million at June 30, 2016 compared to $676.9 million at December 31, 2015 primarily due to $7.4 million of net paydowns on construction loans, $3.8 million on commercial real estate loans and $3.7 million on residential mortgage loans, partially offset by increases of $5.3 million in consumer loans (mainly indirect auto loans), $3.7 million in commercial and industrial loans and $1.6 million in other loans. The net loan payoffs were utilized to fund loan originations and deposit runoff during the current period.

Premises and equipment, net, increased $2.2 million, 21.2%, to $12.5 million at June 30, 2016 compared to $10.3 million at December 31, 2015. This was mainly due to an other real estate owned property being reclassified into fixed assets in process. This property will undergo an extensive renovation and will be placed into Bank operations.

Liabilities.  Total liabilities decreased $5.3 million, or 0.7%, to $738.5 million at June 30, 2016 compared to $743.8 million at December 31, 2015.

Total deposits decreased $4.0 million, or 0.6%, to $675.3 million at June 30, 2016 compared to $679.3 million at December 31, 2015. There were decreases of $11.4 million in time deposits, $959,000 in NOW accounts and $832,000 in brokered deposits, partially offset by increases of $5.5 million in money market accounts, $2.5 million in demand deposits and $1.1 million in savings accounts. The decrease in deposit balances is partly attributable to maturing time deposits seeking a higher renewal rate outside of the Bank in an ever low competitive interest rate environment and a decline in oil and gas industry-related deposits. In addition, school district and municipal deposits decreased due to utilization of funds as a result of the prior year impact of the State of Pennsylvania budget impasse. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $918,000, or 2.8%, to $31.5 million at June 30, 2016 compared to $32.4 million at December 31, 2015. At June 30, 2016, short-term borrowings were comprised of $25.5 million of securities sold under agreements to repurchase compared to $23.1 million at December 31, 2015. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. In addition, other short-term borrowings decreased by $3.4 million, to $6.0 million at June 30, 2016 compared to $9.4 million at December 31, 2015. In the prior year, a portion of FHLB short-term borrowings were replaced with $28.0 million in long-term borrowings with laddered maturities designed to mitigate the Company’s interest rate risk in the event of rising interest rates. Funds generated from security maturities and calls and loans sales in the current period were utilized for loan funding and liquidity needs. As a result of prior year activity, the weighted average interest rate on long-term borrowings remained constant at 1.80%.

Stockholders’ Equity.  Stockholders’ equity increased $2.6 million, or 3.0%, to $89.5 million at June 30, 2016 compared to $86.9 million at December 31, 2015. During the period, net income was $4.0 million and the Company paid $1.8 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30,	December 31,
Selected Financial Condition Data:	2016	2015
Assets	$828,026	$830,677
Cash and Cash Equivalents	13,213	11,340
Securities Available-for-Sale	94,419	95,863

Loans
Real Estate:
Residential	269,487	273,227
Commercial	199,177	203,020
Construction	13,796	21,213
Commercial and Industrial	80,866	77,147
Consumer	109,446	104,155
Other	6,203	4,592
Total Loans	678,975	683,354
Allowance for Loan Losses	7,191	6,490
Loans, Net	671,784	676,864

Premises and Equipment, Net	12,453	10,277
Goodwill and Core Deposit Intangible	9,039	9,306
Deposits	675,266	679,299
Borrowings	59,530	60,448
Stockholders' Equity	89,535	86,896

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Operations Data:	2016	2015	2016	2015
Interest and Dividend Income	$7,950	$7,939	$16,073	$16,114
Interest Expense	702	671	1,405	1,390
Net Interest Income	7,248	7,268	14,668	14,724
Provision for Loan Losses	300	375	1,150	675
Net Interest Income After Provision for Loan Losses	6,948	6,893	13,518	14,049
Noninterest Income:
Service Fees on Deposit Accounts	606	625	1,192	1,202
Insurance Commissions	743	937	1,615	1,868
Other Commissions	112	116	229	237
Net Gains (Losses) on Sales of Loans	185	(28)	309	43
Net Gains on Sales of Investments	58	-	58	-
Income from Bank-Owned Life Insurance	119	117	239	235
Other	45	39	73	47
Total noninterest income	1,868	1,806	3,715	3,632

Noninterest Expense:
Salaries and Employee Benefits	3,285	3,187	6,654	6,335
Occupancy	438	427	912	898
Equipment	432	399	854	804
FDIC Assessment	115	115	241	253
PA Shares Tax	203	165	405	348
Contracted Services	156	147	289	284
Legal and Professional Fees	114	110	255	241
Advertising	189	221	354	446
Bankcard Processing Expense	122	116	234	227
Other Real Estate Owned Expense (Income)	10	(262)	(535)	(242)
Amortization of Core Deposit Intangible	133	133	267	267
Other	891	777	1,672	1,421
Total noninterest expense	6,088	5,535	11,602	11,282
Income Before Income Taxes	2,728	3,164	5,631	6,399
Income Taxes	790	924	1,648	1,864
Net Income	$1,938	$2,240	$3,983	$4,535

Dividends Per Share	$0.22	$0.21	$0.44	$0.42
Earnings Per Share - Basic	0.48	0.55	0.98	1.11
Earnings Per Share - Diluted	0.48	0.55	0.98	1.11

Weighted Average Shares Outstanding - Basic	4,081,017	4,071,462	4,081,017	4,071,462
Weighted Average Shares Outstanding - Diluted	4,084,695	4,071,462	4,083,313	4,071,462

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios(1):	2016	2015	2016	2015
Return on Average Assets	0.94%	1.06%	0.96%	1.08%
Return on Average Equity	8.75	10.63	9.05	10.91
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	135.73	133.86	134.93	133.68
Average Equity to Average Assets	10.72	10.01	10.61	9.89
Net Interest Rate Spread	3.70	3.66	3.73	3.72
Net Interest Margin	3.82	3.78	3.86	3.83
Net Charge-Offs to Average Loans	0.05	0.10	0.13	0.05
Efficiency Ratio	66.78	61.00	63.11	61.46

	(Unaudited)
	June 30,	December 31,
	2016	2015
Allowance For Loan Losses to Total Loans (2)	1.06%	0.95%
Allowance For Loan Losses to Nonperforming Loans (2)	103.44	60.69
Nonperforming Loans to Total Loans	1.02	1.56
Nonperforming Assets to Total Assets	0.87	1.32
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	13.09	12.83
Tier 1 Capital (to Risk Weighted Assets) (3)	13.09	12.83
Total Capital (to Risk Weighted Assets) (3)	14.27	13.89
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.70	9.60
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.41	13.11
Tier 1 Capital (to Risk Weighted Assets) (4)	13.41	13.11
Total Capital (to Risk Weighted Assets) (4)	14.59	14.17
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.94	9.78
Book Value Per Share	$21.94	$21.29
Outstanding Shares	4,081,017	4,081,017

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands)
	Three Months Ended June 30,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$669,534	$7,352	4.42%	$673,922	$7,413	4.41%
Investment Securities
Taxable	53,716	307	2.29	54,705	225	1.65
Exempt From Federal Tax	39,016	396	4.06	41,776	408	3.91
Other Interest-Earning Assets	16,579	54	1.31	18,912	55	1.17
Total Interest-Earning Assets	778,845	8,109	4.19	789,315	8,101	4.12
Noninterest-Earning Assets	52,616			55,577
Total Assets	$831,461			$844,892

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$114,549	49	0.17%	$101,105	40	0.16%
Savings	124,473	57	0.18	124,267	56	0.18
Money Market	144,195	91	0.25	157,657	91	0.23
Time Deposits	137,174	363	1.06	152,430	407	1.07
Total Interest-Bearing Deposits	520,391	560	0.43	535,459	594	0.44

Borrowings	53,443	142	1.07	54,212	77	0.57
Total Interest-Bearing Liabilities	573,834	702	0.49	589,671	671	0.46

Noninterest-Bearing Demand Deposits	164,750			164,967
Other Liabilities	3,765			5,701
Total Liabilities	742,349			760,339

Stockholders' Equity	89,112			84,553
Total Liabilities and
Stockholders' Equity	$831,461			$844,892

Net Interest Income		$7,407			$7,430

Net Interest Rate Spread (1)			3.70%			3.66%
Net Interest-Earning Assets (2)	$205,011			$199,644
Net Interest Margin (3)			3.82			3.78
Return on Average Assets			0.94			1.06
Return on Average Equity			8.75			10.63
Average Equity to Average Assets			10.72			10.01
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.73			133.86

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands)
	Six Months Ended June 30,
	2016			2015
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$674,513	$14,878	4.44%	$678,084	$14,917	4.44%
Investment Securities
Taxable	54,651	631	2.31	57,985	467	1.61
Exempt From Federal Tax	38,636	784	4.06	41,924	850	4.05
Other Interest-Earning Assets	12,664	96	1.52	13,964	211	3.05
Total Interest-Earning Assets	780,464	16,389	4.22	791,957	16,445	4.19
Noninterest-Earning Assets	53,463			55,967
Total Assets	$833,927			$847,924

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$116,112	97	0.17%	$100,533	80	0.16%
Savings	123,908	113	0.18	122,623	110	0.18
Money Market	145,240	181	0.25	158,375	181	0.23
Time Deposits	140,260	730	1.05	152,443	821	1.09
Total Interest-Bearing Deposits	525,520	1,121	0.43	533,974	1,192	0.45

Borrowings	52,886	284	1.08	58,436	198	0.68
Total Interest-Bearing Liabilities	578,406	1,405	0.49	592,410	1,390	0.47

Noninterest-Bearing Demand Deposits	163,002			165,416
Other Liabilities	4,028			6,256
Total Liabilities	745,436			764,082

Stockholders' Equity	88,491			83,842
Total Liabilities and
Stockholders' Equity	$833,927			$847,924

Net Interest Income		$14,984			$15,055

Net Interest Rate Spread (1)			3.73%			3.72%
Net Interest-Earning Assets (2)	$202,058			$199,547
Net Interest Margin (3)			3.86			3.83
Return on Average Assets			0.96			1.08
Return on Average Equity			9.05			10.91
Average Equity to Average Assets			10.61			9.89
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.93			133.68

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903